For:	Alamo Group Inc.

Contact:	Agnes Kamps
Executive Vice President & CFO
830-372-9620

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. ANNOUNCES MICHAEL A. HABERMAN PLANS TO RETIRE AS EXECUTIVE VICE PRESIDENT OF THE INDUSTIRAL EQUIPMENT DIVISION;
KEVIN THOMAS APPOINTED AS SUCCESSOR

SEGUIN, Texas, June 10, 2024 -- Alamo Group Inc. (NYSE: ALG) today announced that Michael A. Haberman, Executive Vice President of the Industrial Equipment Division, will retire from his current role on August 6, 2024. Upon Mr. Haberman’s retirement, Kevin Thomas will succeed Mr. Haberman as Executive Vice President of the Industrial Equipment Division. Mr. Thomas has been with the Company since February 2022 when he joined as Vice President of the Excavator and Vacuum Truck Group. Prior to joining the Company, Mr. Thomas was with Navistar International since 1999, with his most recent role being as President of Navistar Defense LLC since 2015.

Chief Executive Officer and President, Jeffery A. Leonard, commented on the above changes as follows, “Mike has been a valuable part of the executive team for several years, as well as a great leader in several previous capacities during his long and highly successful tenure within the Company. His proactive approach to leadership has helped position the Industrial Equipment Division for continued growth. He will be missed. We are excited for Kevin Thomas to step into the Executive Vice President role leading the Industrial Equipment Division. I am confident Kevin will be successful in this expanded role and I look forward to working with him in this new context.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,350 employees and operates 29 plants in North America, Europe, Australia and Brazil as of March 31, 2024. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.